ZAYO GROUP ANNOUNCES FIBERLINK ACQUISITION

BOULDER, Colo. - Oct. 7, 2013 - Zayo Group, LLC (“Zayo”), an international provider of Bandwidth Infrastructure services, today announced its acquisition of FiberLink, LLC (“FiberLink”), a Midwest-based dark fiber operator. The FiberLink business is built upon a highly unique route between Chicago and Denver.

FiberLink’s primary route brings to Zayo more than 1,200 route miles of network running from downtown Chicago through Des Moines and Omaha to downtown Denver. With this acquisition, Zayo now offers approximately 26,000 routes miles of dark fiber with associated colocation and technical support services.

"FiberLink’s assets strengthen our ability to provide a broad range of end-to-end solutions to our customers,” says Matt Erickson, president of Zayo’s fiber, transport and infrastructure division. “Des Moines is a growing data center market that will now have greater access to Zayo’s network footprint."

Zayo expects a straightforward integration process due to FiberLink’s dark fiber business model and can provide customer solutions on this route immediately. In conjunction with the transaction, Zayo drew funds from its previously undrawn $250 million revolving credit facility.

About Zayo Group

Based in Boulder, Colo., privately owned Zayo Group (www.zayo.com) is an international provider of fiber-based Bandwidth Infrastructure services and carrier-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises, and federal, state and local government agencies. Zayo provides these services over metro, national, international and fiber-to-the-tower networks. With its acquisitions of USCarrier, FiberGate and AboveNet, Zayo’s network includes 75,839 route miles, spanning 45 states in the US as well as major cities in the United Kingdom, France, Germany and the Netherlands. Its network serves approximately 12,222 on-net buildings, including 579 data centers, 566 carrier PoPs, and 3,303 cell towers. Zayo’s colocation assets include 157,900 billable square feet of interconnect-focused colocation space.
Media Contact:
Linhart Public Relations for Zayo Group
Ashley Campbell, 303-951-2568